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                                                                EXHIBIT 10.30.1


                      FIRST AMENDMENT TO CREDIT AGREEMENT


         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Agreement") is entered into as of August 31, 1995, by and between DATUM INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                R E C I T A L S

         WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 16, 1994, as amended from time to time ("Credit Agreement");

         WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes;

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

         1. Section 1.1(a) is hereby amended by deleting "ELEVEN MILLION DOLLARS ($11,000,000,)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "FOURTEEN MILLION DOLLARS ($14,000,000)," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the

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Line of Credit Note defined in and made pursuant to the Credit Agreement)
and all other contracts, instruments and documents required by Bank to evidence such change.

         2. Section 1.1(a)(viii) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

                 "(viii) that portion of any account from an account debtor other than AT&T which represents the amount by which the Borrowing Base Parties' total accounts from said account debtor on a combined basis exceeds twenty- five percent (25%) of the Borrowing Base Parties' total accounts on a combined basis; that portion of any account from AT&T which represents the amount by which the Borrowing Base Parties' total accounts from AT&T exceeds thirty percent (30%) of the Borrowing Base Parties' total accounts;"

         3.      The following is hereby added to the Credit Agreement as
                 Section 1.4.1.:

                 "SECTION 1.4.1. TERM COMMITMENT.

                          (a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including January 10, 1996, not to exceed the aggregate principal amount of TWO MILLION DOLLARS ($2,000,000.00) ("Term Commitment"), the proceeds of which shall be used to finance capital expenditures, and which shall be converted on January 10, 1996, to a term loan, as described more fully below. Borrower's obligation to repay advances under the Term Commitment shall be evidenced by a promissory note substantially in the form of Exhibit E attached hereto ("Term Commitment Note"), all terms of which are incorporated herein by this reference.

                          (b) Limitation on Borrowings. Notwithstanding any other provision of this Agreement, the aggregate amount of all outstanding borrowings under the Term Commitment shall not at any time exceed a maximum of Two Million Dollars ($2,000,000.00).

                          (c) Borrowing and Repayment. Borrower may from time to time during the period in which Bank will make advances under the Term Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Term Commitment shall not at any time


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                 exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Term Commitments shall be due and payable in full on January 10, 1996; provided however, that so long as Borrower is in compliance on said date with all terms and conditions contained herein and in any other documents evidencing the Credits, Bank agrees to restructure repayment of said outstanding principal balance so that principal shall be amortized over three (3) years and shall be repaid in thirty-six (36) equal monthly installments.

                          (d) Prepayment. Borrower may prepay principal on the Term Commitment at any time, in any amount, without penalty. All prepayments shall be applied on the most remote principal installment(s) then unpaid.

                          (d) Loan Fee. Borrower shall pay to Bank a non-refundable loan fee for the Term Commitment equal to $15,000.00 which loan fee shall be due and payable in full immediately upon demand by Bank."

         4. Section 1.5. of the Credit Agreement is amended by adding the Term Commitment to the enumeration of the Credits, and the Term Commitment Note to the enumeration of Notes. The Term Commitment is hereby deemed to be one of the Credits and the Term Commitment Note to be one the Notes.

         5. Section 1.9. is hereby deleted in its entirety, and the following substituted therefor:

                 "SECTION 1.9. GUARANTIES. All indebtedness of Borrower to Bank pursuant to this Agreement shall be guaranteed by Austron, Systems and the Company (each, a "Guarantor") in the principal amount of Twenty-Seven Million Dollars ($27,000,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank."

         6. Borrower has advised Bank that Borrower intends to offer additional shares of its common stock for sale to the public (the "Offering"). The Offering is expected to be completed in November of 1995. With regard to the Offering,

                                  (a)      Borrower hereby represents and
                          warrants to Bank that the Offering shall comply with all applicable laws and regulations; and





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                                  (b)      Borrower hereby agrees to use
                          proceeds from the Offering to prepay all amounts outstanding under Term Loan I and Term Loan III, which prepayment shall be made on or before December 31, 1995.

         7. Borrower shall cause Austron and Systems to execute and deliver to Bank modifications to the deed of trust and mortgage previously executed by them, which modifications shall be in form and substance satisfactory to Bank.

         8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

         9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


DATUM INC.                                      WELLS FARGO BANK,
                                                NATIONAL ASSOCIATION


By:  /s/ Louis B. Horwitz                       By: /s/ Timothy R. Sandel
     -----------------------------                  --------------------------
     Louis B. Horwitz                               Timothy R. Sandel
     Chief Executive Officer                        Assistant Vice President


By:  /s/ David A. Young
     -----------------------------
     David A. Young
     Chief Financial Officer





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